Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter and Full Year 2011 Results

BELLEVUE, Wash.—Feb. 9, 2012—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for our fourth quarter and year ended December 31, 2011.

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Total room night growth of 19% in the fourth quarter 2011 represented accelerated growth compared to 17% room night growth reported for the third quarter 2011 as a result of faster growth in both the APAC and Americas regions.

•	Free cash flow increased 32% to $618 million for the year due to strength in our merchant hotel business.

•	During the quarter, we repurchased 3.1 million shares on a pre-reverse split basis for $83 million. For the year, we repurchased 10.6 million shares on a pre-reverse split basis for $283 million.

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On December 20, 2011, we completed the spin-off of TripAdvisor, Inc. to Expedia stockholders. TripAdvisor® consists of the domestic and international operations previously associated with Expedia’s TripAdvisor Media Group and is now a separately traded public company, trading under the symbol “TRIP” on The Nasdaq Global Select Market.

Financial Summary & Operating Metrics (figures in $MMs except transactions and per share amounts)

Metric	Quarter Ended 12.31.11	Quarter Ended 12.31.10	Y / Y Growth	Year Ended 12.31.11	Year Ended 12.31.10	Y / Y Growth
Transactions (mm)	16.5	14.8	12%	72.8	65.6	11%
Room night growth	19%	15%	335 bps	18%	14%	357 bps
Gross bookings	6,310.1	5,755.8	10%	29,181.4	25,965.4	12%
Revenue	787.1	737.6	7%	3,449.0	3,033.6	14%
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization* (Adjusted EBITDA)	162.1	169.2	(4%)	710.8	700.5	1%
Operating income	91.6	112.9	(19%)	479.6	500.8	(4%)
Adjusted net income *	80.6	83.3	(3%)	384.5	369.6	4%
Income from continuing operations	59.7	63.4	(6%)	324.1	301.6	7%
Adjusted EPS *	$0.58	$0.58	0%	$2.75	$2.53	9%
Diluted EPS	$0.44	$0.45	(2%)	$2.34	$2.09	12%
Free cash flow *	(225.9)	(233.2)	NM	617.9	469.0	32%

*“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarter of 2010 and fourth quarter of 2011.

Following the spin-off of TripAdvisor, Inc. on December 20, 2011, we introduced Adjusted EBITDA, a new non-GAAP financial measure. Going forward, we plan to regularly report Adjusted EBITDA and will no longer report Operating Income Before Amortization (OIBA).

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this press release.

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Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®; Expedia Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong™, and Venere® Net SpA; in addition to the related international points of sale.

The operating results for the fourth quarter and the second half of 2011 exclude the Expedia websites contributed to the joint venture between Expedia and AirAsia™, which is 50% owned by Expedia.

The results for the fourth quarter of 2011 include Traveldoo® and Travelforce™, which were acquired during the fourth quarter and second quarter of 2011, respectively. The collective impact of acquisitions on fourth quarter and full year 2011 results was not meaningful.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 10% (10% excluding foreign exchange) for the fourth quarter of 2011 compared with the fourth quarter of 2010, primarily driven by 19% growth in hotel room nights through strong performances at Hotels.com brands, Expedia Affiliate Network, Hotwire and Egencia. Average daily room rates grew 2% for the quarter. Average airfares for the fourth quarter of 2011 were up 10% year-over-year which was almost entirely offset by an 8% decline in tickets sold. Domestic bookings increased 7% and international bookings increased 15% (15% excluding foreign exchange) for the fourth quarter of 2011. International bookings totaled $2.5 billion for the fourth quarter of 2011, accounting for 39% of worldwide bookings compared to 38% in the prior year.

Gross bookings increased 12% (10% excluding foreign exchange) for the year primarily driven by 18% growth in hotel room nights and 5% growth in hotel average daily rates. Average airfares for the year were up 11% versus 2010 which was offset by an 8% decline in tickets sold. Domestic bookings increased 6% and international bookings increased 23% (18% excluding foreign exchange) for the year. International bookings totaled $11 billion for 2011, accounting for 39% of worldwide bookings compared to 36% in the prior year.

Revenue increased 7% (8% excluding foreign exchange) for the fourth quarter of 2011, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night. Domestic revenue increased 4% while international revenue increased 10% (14% excluding foreign exchange) for the quarter. International revenue equaled $333 million for the fourth quarter of 2011, representing 42% of worldwide revenue compared to 41% in the prior year.

Revenue increased 14% (11% excluding foreign exchange) for the year, primarily driven by an increase in hotel room nights stayed partially offset by a decline in air tickets sold. Domestic revenue increased 7% while international revenue increased 25% (20% excluding foreign exchange) for the year. International revenue equaled $1.5 billion for the year, representing 42% of worldwide revenue compared to 38% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 12.5% for the fourth quarter, a decrease of 34 basis points compared to the fourth quarter of 2010. The primary drivers were rising average air ticket prices (as our remuneration generally does not vary with the price of the ticket), changes in our hotel product mix as well as competitive pricing actions and lower net air supplier economics partially offset by growth in our higher margin hotel business. Revenue margin was 11.8% for the year, essentially flat compared to 2010.

Product & Services Detail – Fourth Quarter 2011

As a percentage of total worldwide revenue in the fourth quarter of 2011, hotel accounted for 73%, air accounted for 9% and all other revenue sources accounted for the remaining 18%.

Worldwide hotel revenue increased 12% for the fourth quarter driven by a 19% increase in room nights stayed partially offset by a 5% decrease in revenue per room night. Revenue per room night decreased primarily due to competitive pricing actions on hotel rooms and changes in our hotel product mix, impacts of foreign currency and accruals for loyalty programs at Expedia and Hotels.com partially offset by a 2% increase in average daily hotel rates.

Worldwide air revenue decreased 19% for the fourth quarter due to an 11% decrease in revenue per ticket and an 8% decrease in air tickets sold. The decrease in ticket volume was partially due to a 10% increase in average air ticket prices.

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Revenue per ticket declined due to lower net supplier economics and the acceleration of merchant air revenue in fourth quarter 2010 partially offset by certain regional and interline consumer booking fees.

All other revenue (primarily car rentals, advertising revenue from our transaction websites, destination services and fees related to our corporate travel business) increased 2% for the fourth quarter.

Product & Services Detail – Full Year 2011

As a percentage of total worldwide revenue for 2011, hotel accounted for 72%, air accounted for 11% and all other revenue sources accounted for the remaining 17%.

Worldwide hotel revenue increased 18% for the year driven by an 18% increase in room nights stayed. Revenue per room night was essentially flat for the year.

Worldwide air revenue decreased 4% for the year due to an 8% decrease in air tickets sold partially offset by a 4% increase in revenue per ticket. The decrease in ticket volume was partially due to an 11% increase in average air ticket prices. Revenue per ticket increased for the year due to certain regional and interline consumer booking fees and performance-based incentives partially offset by lower net supplier economics.

All other revenue (primarily car rentals, advertising revenue from our transaction websites, destination services and fees related to our corporate travel business) increased 8% for the year.

Costs and Expenses

(Stock-based compensation expenses of $25 million for fourth quarter 2011 and $11 million for fourth quarter 2010 as well as $64 million and $53 million for the full year 2011 and 2010, respectively, have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2011	2010	Growth	2011	2010	▲ in bps
Cost of revenue	$182.4	$173.6	5%	23.2%	23.5%	(36)
Selling and marketing	310.2	280.3	11%	39.4%	38.0%	140
Technology and content	98.6	76.6	29%	12.5%	10.4%	215
General and administrative	73.2	61.4	19%	9.3%	8.3%	97

Total costs and expenses	$664.4	$591.9	12%	84.4%	80.2%	416

	Costs and Expenses			As a % of Revenue
	The years ended December 31,			The years ended December 31,
	2011	2010	Growth	2011	2010	▲ in bps
Cost of revenue	$758.3	$683.1	11%	22.0%	22.5%	(53)
Selling and marketing	1,461.6	1,223.0	20%	42.4%	40.3%	206
Technology and content	367.5	297.1	24%	10.7%	9.8%	86
General and administrative	275.4	231.9	19%	8.0%	7.6%	34

Total costs and expenses	$2,862.8	$2,435.1	18%	83.0%	80.3%	273

Cost of revenue (non-GAAP)

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Cost of revenue increased 5% for the fourth quarter and 11% for 2011 due to higher call and data center costs and higher credit card processing costs related to our merchant transaction growth, partially offset by credit card rebates.

Selling and Marketing (non-GAAP)

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The 11% increase in selling and marketing expense in the fourth quarter was primarily driven by increases in affiliate, online and offline marketing expenses at Expedia Affiliate Network and Hotels.com and higher personnel expenses driven by additional headcount across most of our brands and our supply organization, partially offset by lower marketing spend at our Expedia brand.

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Selling and marketing expense increased 20% for the year compared to 2010 primarily due to increases in online, offline and affiliate marketing expenses and higher personnel expenses across most of our brands and supply organization.

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Indirect costs, including personnel in our various leisure brands, Egencia and supply organization, as a percentage of total selling and marketing costs represented 29% in the fourth quarter of 2011 and 23% for the full year compared to 26% and 22%, respectively in the prior year.

Technology and Content (non-GAAP)

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Technology and content increased 29% for the fourth quarter and 24% for the year primarily due to higher personnel costs for additional headcount to support our Expedia brand, corporate technology function and supply organization as well as increased depreciation expense associated with higher capital expenditures.

General and Administrative (non-GAAP)

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The 19% increases in general and administrative expense for both the fourth quarter and full year were primarily driven by increases in personnel costs for additional headcount. Both periods included expenses, such as bonuses and consulting fees related to both the turnaround of the Expedia brand and realignment of our supply organization that accelerated the increase in expense.

Interest and Other

For the fourth quarter 2011, interest income, interest expense and other, net changed a minimal amount year over year. For 2011, interest income grew $13 million due to higher rate of return and average balances. Interest expense for 2011 increased $24 million compared to 2010. The increase was primarily due to $750 million of additional debt issued by the company in August 2010.

For 2011, other, net was a loss of $7 million versus a loss of $16 million in 2010. Losses for all periods were primarily comprised of foreign exchange losses. Foreign currency rate fluctuations negatively impacted our fourth quarter revenue growth rates primarily due to recent depreciation in the Pound, Canadian and Australian dollars as well as the Nordic currencies. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rates on GAAP pre-tax income were 13.1% for the fourth quarter 2011 and 18.8% for 2011, compared with 27.1% and 28.3%, respectively in the prior year periods. The effective tax rate on pre-tax adjusted net income (“ANI”) was 25.0% for the fourth quarter 2011 and 23.1% for 2011, compared with 28.9% and 29.1%, respectively in the prior year periods. The lower rates in the fourth quarter 2011 were primarily driven by an increase in earnings in jurisdictions outside the United States. To a lesser extent, the fourth quarter 2011 rates were also affected by a noncash income tax benefit from the release of a portion of our valuation allowance related to foreign deferred tax assets. The ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis. The lower rates for 2011 were primarily driven by an increase in earnings in jurisdictions outside the United States.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $1.4 billion at December 31, 2011. Of this amount, $312 million is held by our majority-owned subsidiaries, which is included in our consolidated financial statements but not considered available for our working capital purposes.

The total available under our $750 million unsecured revolving credit facility was $728 million at December 31, 2011. The only amounts applied to the revolver are outstanding letters of credit totaling $22 million. Long-term debt totaled $1.25 billion. In conjunction with the TripAdvisor spin-off, we redeemed $400 million 8.5% 2016 senior notes on January 19, 2012. In connection with the redemption, we incurred a pre-tax loss from early extinguishment of debt of approximately $38 million (or $25 million net of tax), which included an early redemption premium of $33 million and the write-off of $5 million of unamortized debt issuance and discount costs. This loss will be recorded within discontinued operations in the first quarter of 2012. The debt extinguishment was completed using approximately $400 million of cash distributed to us from TripAdvisor in connection with the spin-off.

For the year ended December 31, 2011, net cash provided by operating activities was $826 million and free cash flow was $618 million. Both measures include $232 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $149 million compared to the prior year primarily due to our working capital benefit.

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Following the close of trading on the Nasdaq Stock Market on December 20, 2011, Expedia completed the spin-off of TripAdvisor, Inc. to Expedia stockholders. Expedia effected the spin-off by means of a reclassification of our capital stock that resulted in the holders of Expedia capital stock immediately prior to the time of effectiveness of the reclassification having the right to receive a proportionate amount of TripAdvisor capital stock. A one-for-two reverse stock split of outstanding Expedia capital stock occurred immediately prior to the spin-off.

At December 31, 2011, we had stock-based awards outstanding representing approximately 17 million shares of our common stock, consisting of stock options to purchase 15 million common shares with a $17.96 weighted average exercise price and weighted average remaining life of 5 years, and 2 million restricted stock units (RSUs). Assuming, among other things, no meaningful modifications of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $60 million in 2012.

Prior to the reverse split on December 20, 2011, we repurchased 3.1 million common shares for an aggregate purchase price of $83 million excluding transaction costs (an average of $27.10 per share). For the year, we repurchased 10.6 million shares for an aggregate purchase price of $283 million excluding transaction costs (an average of $26.60 per share). We have 8.8 million shares remaining repurchase capacity under our existing repurchase authorization.

On December 9, 2011 we paid a quarterly dividend of $19 million ($0.14 per common share on a reverse split adjusted basis). In addition, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.09 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 12, 2012, with a payment date of March 30, 2012. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $12 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

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Recent Highlights

Global Presence

•	Expedia, Inc. increased our stake in Chinese online travel site, eLong, to 67%, or 63% on a fully-diluted basis, to further enable us to grow our position in a key, international market.

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The Expedia brand launched a localized site in Argentina, the fastest-growing online travel market in Latin America. Expedia also launched a full service site in Mexico, enabling consumers in Mexico to book flights and dynamic packages on www.Expedia.mx.

•	Expedia expanded its joint venture with AirAsia by introducing sites in Vietnam, Hong Kong and Taiwan, extending its reach to 11 countries throughout Asia Pacific.

•	Hotels.com experienced healthy room night growth across all regions during the fourth quarter as benefits continue from a faster pace of innovation on the new platform which launched in early 2010.

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Egencia expanded its services to Bulgaria, Chile, Colombia, Morocco, South Korea, and Turkey through the Egencia Global Alliance, a network of strategic partnerships with leading local travel management companies. Egencia now has a presence in 47 countries across the globe.

Traveler Value Proposition and Innovation

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Expedia, Inc. acquired Traveldoo, a European provider of best-in-class self-booking tools and services for business travel management. This acquisition addresses a new segment of the market not currently serviced through the diversified portfolio of corporate travel solutions offered by Egencia™ and will be operated autonomously.

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Expedia released an Expedia Hotels app for iPad and Android tablets with content in 16 languages, giving users the ability to research and book stays at more than 130,000 participating properties worldwide.

•	Hotels.com introduced exclusive mobile-only hotel deals, offering consumers a simple way to access last-minute discounted hotel deals on the go.

•	Venere.com® launched a mobile site, giving smartphone users the ability to book stays at any of the 100,000 properties offered on Venere sites.

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In addition to a redesigned website, CarRentals.com™, part of the Hotwire Group, launched prepaid car rental bookings becoming the first and only online travel agency to offer discounted, published car rental rates for consumers that choose to pay at the time of booking.

Media, Advertising and Distribution

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Expedia Affiliate Network (EAN) signed agreements to power hotel bookings for major US-based carriers United Air Lines, Continental Airlines and Delta Air Lines. EAN will also power online travel bookings for several international online travel agent affiliates, including Spain-based OTA Rumbo; Turkish OTA YKM Turizm; and leading Taiwanese OTA EzFly.

•	Expedia Media Solutions, the advertising sales division of Expedia, introduced integrated social media opportunities to enhance campaigns for Expedia.com advertising partners.

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EAN launched its Smart Cross-Sell product, giving airline affiliates the opportunity to cross-sell hotel offers that best match a consumer’s profile, helping maximize ancillary revenue and grow brand loyalty through an improved traveler booking experience.

Supply Portfolio

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Expedia signed partnership agreements with a number of notable travel suppliers, including major U.S. carrier Delta Air Lines; leading European airlines, Air France-KLM and Alitalia; Asia’s largest airline, China Southern; Taiwan-based carrier, China Airlines; Aeroflot, Russia’s national carrier, and Leonardo Hotels, a hotel company with properties throughout Europe and Israel.

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Subsequent to year-end, Expedia, Inc. reorganized our Partner Services Group aligning specific product functions more closely with complementary brands within Expedia, Inc. The reorganization included the formation of a new Global Lodging Group that includes Hotels.com, Venere.com and all existing lodging supply-related functions. Though organizationally aligned to Hotels.com and Venere.com, the Global Lodging Group will continue to serve all Expedia, Inc. brands and B2B business units.

•	At quarter end, Expedia global websites featured almost 149,000 bookable properties. Expedia sites offer over 95,000 hotels in EMEA and APAC countries.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(In thousands, except for per share data)
Revenue	$787,133	$737,591	$3,449,009	$3,033,645

Costs and expenses:
Cost of revenue (1)	183,401	174,191	761,272	685,487
Selling and marketing (1)(2)	315,081	283,227	1,474,641	1,234,781
Technology and content (1)	102,619	79,395	380,999	308,780
General and administrative (1)	87,823	66,495	309,708	258,604
Amortization of intangible assets	4,613	5,835	21,925	22,514
Legal reserves, occupancy tax and other	1,951	15,513	20,855	22,692

Operating income	91,645	112,935	479,609	500,787

Other income (expense):
Interest income	5,648	2,822	20,218	7,052
Interest expense	(22,473)	(24,148)	(90,718)	(66,428)
Other, net	(5,241)	(4,340)	(7,037)	(15,572)

Total other expense, net	(22,066)	(25,666)	(77,537)	(74,948)

Income from continuing operations before income taxes	69,579	87,269	402,072	425,839
Provision for income taxes	(9,114)	(23,684)	(75,731)	(120,342)

Income from continuing operations	60,465	63,585	326,341	305,497
Discontinued operations, net of taxes	10,633	7,999	148,262	120,063

Net income	71,098	71,584	474,603	425,560
Net income attributable to noncontrolling interests	(770)	(291)	(2,309)	(4,060)

Net income attributable to Expedia, Inc.	$70,328	$71,293	$472,294	$421,500

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$59,691	$63,391	$324,146	$301,615
Discontinued operations, net of taxes	10,637	7,902	148,148	119,885

Net income	$70,328	$71,293	$472,294	$421,500

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$0.45	$0.46	$2.39	$2.14
Diluted	0.44	0.45	2.34	2.09

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.53	$0.52	$3.48	$2.98
Diluted	0.51	0.50	3.41	2.93

Shares used in computing earnings per share:
Basic	133,681	138,052	135,888	141,233
Diluted	137,022	141,251	138,702	144,014
Dividends declared per common share	$0.14	$0.14	$0.56	$0.56

(1) Includes stock-based compensation as follows:
Cost of revenue	$996	$576	$2,971	$2,401
Selling and marketing	4,874	2,899	13,085	11,766
Technology and content	3,970	2,844	13,505	11,665
General and administrative	14,673	5,075	34,286	26,675

(2) Includes related party amounts as follows:	37,458	36,484	211,018	171,110

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2011	2010
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$689,134	$621,199
Restricted cash and cash equivalents	19,082	14,215
Short-term investments	648,819	495,331
Accounts receivable, net of allowance of $7,959 and $6,930	339,427	275,846
Prepaid expenses and other current assets	121,541	105,938
Current assets of discontinued operations	456,426	195,026

Total current assets	2,274,429	1,707,555
Property and equipment, net	320,282	246,317
Long-term investments and other assets	289,348	226,268
Intangible assets, net	743,898	747,613
Goodwill	2,877,301	2,864,664
Noncurrent assets of discontinued operations	—	864,505

TOTAL ASSETS	$6,505,258	$6,656,922

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, merchant	$777,602	$699,834
Accounts payable, other	173,855	175,892
Deferred merchant bookings	833,625	654,632
Deferred revenue	15,238	16,811
Accrued expenses and other current liabilities	333,237	272,770
Current liabilities of discontinued operations	419,800	75,408

Total current liabilities	2,553,357	1,895,347
Long-term debt	1,249,281	1,249,221
Deferred income taxes, net	279,962	264,142
Other long-term liabilities	117,491	115,421
Noncurrent liabilities of discontinued operations	—	396,088

Commitments and contingencies

Stockholders' equity:
Common stock $.0001 par value	18	17
Authorized shares: 1,600,000
Shares issued: 176,378 and 174,208
Shares outstanding: 120,781 and 124,174
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,474,653	6,117,053
Treasury stock – Common stock, at cost	(2,535,219)	(2,241,191)
Shares: 55,597 and 50,035
Retained earnings (deficit)	(722,239)	(1,194,533)
Accumulated other comprehensive income (loss)	(17,350)	(8,803)

Total Expedia, Inc. stockholders' equity	2,199,864	2,672,544
Noncontrolling interest	105,303	64,159

Total stockholders' equity	2,305,167	2,736,703

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,505,258	$6,656,922

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year ended December 31,
	2011	2010
	(In thousands)
Operating activities:
Net income	$474,603	$425,560
Less: Discontinued operations, net of tax	148,262	120,063

Net income from continuing operations	326,341	305,497
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	133,009	105,531
Amortization of stock-based compensation	63,847	52,507
Amortization of intangible assets	21,925	22,514
Deferred income taxes	9,942	19,181
Foreign exchange loss on cash, cash equivalents and short-term investments, net	17,525	20,988
Realized (gain) loss on foreign currency forwards	6,190	(8,822)
Other	14,807	(494)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(70,012)	(22,440)
Prepaid expenses and other current assets	(20,035)	82,733
Accounts payable, merchant	80,390	49,648
Accounts payable, other, accrued expenses and other current liabilities	65,152	3,213
Deferred merchant bookings	178,807	(24,679)
Deferred revenue	(2,159)	10

Net cash provided by operating activities from continuing operations	825,729	605,387

Investing activities:
Capital expenditures, including internal-use software and website development	(207,837)	(136,376)
Purchases of investments	(1,723,350)	(970,339)
Sales and maturities of investments	1,507,240	366,036
Acquisitions, net of cash acquired	(35,221)	(16,019)
Net settlement of foreign currency forwards	(6,190)	8,822
Other, net	1,898	3,529

Net cash used in investing activities from continuing operations	(463,460)	(744,347)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	742,470
Treasury stock activity	(294,027)	(501,993)
Payment of dividends to stockholders	(76,550)	(79,076)
Proceeds from exercise of equity awards	34,489	50,615
Purchases of interest in controlled subsidiaries, net	(22,485)	(77,929)
Excess tax benefit on equity awards	7,271	6,940
Changes in restricted cash and cash equivalents	(4,382)	(311)
Other, net	2,190	(12,856)

Net cash provided by (used in) financing activities from continuing operations	(353,494)	127,860

Net cash provided by (used in) continuing operations	8,775	(11,100)

Net cash provided by operating activities from discontinued operations	204,343	172,096
Net cash used in investing activities from discontinued operations	(9,941)	(73,349)
Net cash provided by (used in) financing activities from discontinued operations	(43,660)	4,021
Effect of a change in cash and cash equivalents of discontinued operations	(73,839)	(61,769)

Net cash provided by discontinued operations	76,903	40,999
Effect of exchange rate changes on cash and cash equivalents	(17,743)	(19,880)

Net increase in cash and cash equivalents	67,935	10,019
Cash and cash equivalents at beginning of year	621,199	611,180

Cash and cash equivalents at end of year	$689,134	$621,199

Supplemental cash flow information
Cash paid for interest from continuing operations	$87,094	$44,379
Income tax payments, net from continuing operations	53,772	97,371

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Expedia, Inc.

Trended Metrics

(All figures in millions)

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The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

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We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.
•	Some numbers may not add due to rounding.

	2010				2011				Full Year		Y / Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2010	2011	Q411	2011
Number of Transactions	15.8	16.9	18.1	14.8	17.1	19.4	19.8	16.5	65.6	72.8	12%	11%

Gross Bookings by Segment*
Leisure	$6,161	$6,195	$6,403	$5,263	$6,653	$7,270	$6,955	$5,689	$24,022	$26,568	8%	11%
Egencia	471	489	491	493	642	684	667	621	1,944	2,614	26%	34%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$25,965	$29,181	10%	12%

Gross Bookings by Geography*
Domestic	$4,257	$4,470	$4,410	$3,596	$4,439	$4,911	$4,604	$3,835	$16,733	$17,789	7%	6%
International	2,375	2,214	2,483	2,160	2,856	3,043	3,019	2,475	9,232	11,393	15%	23%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$25,965	$29,181	10%	12%

Gross Bookings by Agency/Merchant*
Agency	$3,919	$4,022	$3,961	$3,513	$4,144	$4,476	$4,120	$3,614	$15,416	$16,354	3%	6%
Merchant	2,713	2,662	2,932	2,243	3,151	3,478	3,503	2,696	10,550	12,827	20%	22%

Total	$6,632	$6,684	$6,894	$5,756	$7,295	$7,954	$7,623	$6,310	$25,965	$29,181	10%	12%

Revenue by Segment
Leisure	$613	$716	$863	$699	$686	$866	$976	$742	$2,891	$3,270	6%	13%
Egencia	34	36	35	39	42	47	44	45	143	179	16%	25%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$3,034	$3,449	7%	14%

Revenue by Geography
Domestic	$420	$480	$538	$435	$442	$526	$574	$454	$1,873	$1,996	4%	7%
International	226	272	360	303	286	388	446	333	1,161	1,453	10%	25%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$3,034	$3,449	7%	14%

Revenue by Agency/Merchant/Advertising
Agency	$168	$178	$196	$162	$181	$200	$216	$167	$705	$764	3%	8%
Merchant	451	547	675	546	519	685	777	591	2,220	2,572	8%	16%
Advertising & Media Revenue	27	26	27	29	27	29	27	30	109	113	2%	4%

Total	$646	$752	$898	$738	$728	$914	$1,020	$787	$3,034	$3,449	7%	14%

Adjusted EBITDA
Leisure	$134	$212	$287	$205	$118	$220	$311	$200	$839	$849	-2%	1%
Corporate	(41)	(38)	(41)	(40)	(43)	(40)	(38)	(43)	(160)	(164)	8%	3%

Subtotal	$93	$174	$246	$165	$75	$180	$273	$156	$678	$685	-5%	1%
Egencia	7	7	4	5	7	9	5	6	22	26	21%	17%

Total	$100	$181	$250	$169	$82	$189	$278	$162	$700	$711	-4%	1%

Worldwide Hotel (Merchant & Agency)
Room Nights*	15.9	20.4	24.7	18.8	18.3	24.7	28.9	22.4	79.8	94.2	19%	18%
Room Night Growth*	18%	12%	14%	15%	15%	21%	17%	19%	14%	18%	19%	18%
Room Night Growth including AirAsia JV*	18%	12%	14%	15%	15%	21%	19%	21%	14%	19%	21%	19%
ADR Growth	0%	2%	1%	2%	3%	6%	7%	2%	1%	5%	2%	5%
Revenue per Night Growth	-5%	-7%	0%	0%	1%	5%	1%	-5%	-3%	0%	-5%	0%
Revenue Growth	12%	4%	14%	15%	16%	27%	18%	12%	11%	18%	12%	18%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	22%	6%	10%	6%	-10%	-3%	-10%	-8%	11%	-8%	-8%	-8%
Airfare Growth	9%	17%	9%	5%	13%	11%	12%	10%	10%	11%	10%	11%
Revenue per Ticket Growth	-13%	7%	4%	9%	18%	1%	6%	-11%	1%	4%	-11%	4%
Revenue Growth	6%	13%	14%	15%	6%	-1%	-5%	-19%	12%	-4%	-19%	-4%

Note: The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

*	Impacted by an entry to record additional gross bookings and room nights in APAC beginning in 2010.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire®, the Expedia Affiliate Network and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in fourth quarter of 2010 and fourth quarter of 2011.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to hotel occupancy taxes, related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method

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investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to hotel occupancy taxes, related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(In thousands)
Adjusted EBITDA	$162,134	$169,200	$710,835	$700,482
Depreciation	(35,381)	(28,008)	(133,009)	(105,531)
Amortization of intangible assets	(4,613)	(5,835)	(21,925)	(22,514)
Stock-based compensation	(24,513)	(11,394)	(63,847)	(52,507)
Legal reserves, occupancy tax and other	(1,951)	(15,513)	(20,855)	(22,692)
Realized (gain) loss on revenue hedges	(4,031)	4,485	8,410	3,549

Operating income	91,645	112,935	479,609	500,787

Interest expense, net	(16,825)	(21,326)	(70,500)	(59,376)
Other, net	(5,241)	(4,340)	(7,037)	(15,572)

Income from continuing operations before income taxes	69,579	87,269	402,072	425,839
Provision for income taxes	(9,114)	(23,684)	(75,731)	(120,342)

Income from continuing operations	60,465	63,585	326,341	305,497
Discontinued operations, net of taxes	10,633	7,999	148,262	120,063

Net income	71,098	71,584	474,603	425,560
Net income attributable to noncontrolling interests	(770)	(291)	(2,309)	(4,060)

Net income attributable to Expedia, Inc.	$70,328	$71,293	$472,294	$421,500

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(In thousands)
Net income attributable to Expedia, Inc.	$70,328	$71,293	$472,294	$421,500
Discontinued operations, net of taxes	(10,637)	(7,902)	(148,148)	(119,885)
Amortization of intangibles	4,613	5,835	21,925	22,514
Stock-based compensation	24,513	11,394	63,847	52,507
Legal reserves, occupancy tax and other	1,951	15,513	20,855	22,692
Foreign currency loss on U.S. dollar cash balances held by eLong	573	606	2,690	2,711
Unrealized (gain) loss on revenue hedges	6,971	(2,205)	(4,479)	4,898
Noncontrolling interests	(596)	(704)	(3,135)	(2,877)
Provision for income taxes	(17,163)	(10,481)	(41,362)	(34,449)

Adjusted Net Income	$80,553	$83,349	$384,487	$369,611

GAAP diluted weighted average shares outstanding	137,022	141,251	138,702	144,014
Additional restricted stock units	1,200	1,569	1,331	1,889

Adjusted weighted average shares outstanding	138,222	142,820	140,033	145,903

Diluted earnings per share from continuing operations	$0.44	$0.45	$2.34	$2.09
Adjusted earnings per share from continuing operations	0.58	0.58	2.75	2.53

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Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(in thousands)
Net cash provided by (used in) operating activities	$(175,966)	$(196,185)	$825,729	$605,387
Less: capital expenditures	(49,970)	(37,035)	(207,837)	(136,376)

Free cash flow	$(225,936)	$(233,220)	$617,892	$469,011

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(in thousands)
Cost of revenue	$183,401	$174,191	$761,272	$685,487
Less: stock-based compensation	(996)	(576)	(2,971)	(2,401)

Cost of revenue excluding stock-based compensation	$182,405	$173,615	$758,301	$683,086

Selling and marketing expense	$315,081	$283,227	$1,474,641	$1,234,781
Less: stock-based compensation	(4,874)	(2,899)	(13,085)	(11,766)

Selling and marketing expense excluding stock-based compensation	$310,207	$280,328	$1,461,556	$1,223,015

Technology and content expense	$102,619	$79,395	$380,999	$308,780
Less: stock-based compensation	(3,970)	(2,844)	(13,505)	(11,665)

Technology and content expense excluding stock-based compensation	$98,649	$76,551	$367,494	$297,115

General and administrative expense	$87,823	$66,495	$309,708	$258,604
Less: stock-based compensation	(14,673)	(5,075)	(34,286)	(26,675)

General and administrative expense excluding stock-based compensation	$73,150	$61,420	$275,422	$231,929

Conference Call

Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2011 financial results and certain forward-looking information on Thursday, February 9, 2012 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 9, 2012 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: competitive risks; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution partners; increases in the costs of maintaining and enhancing our brand awareness; changes in search engine algorithms and dynamics; our inability to adapt to technological developments or to maintain our existing technologies; our ability to expand successfully in international markets; changes in senior management; volatility in our stock price; changing laws, rules and regulations and legal uncertainties relating to our business; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or regulations; adverse outcomes in legal proceedings to which we are party; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions;

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fluctuations in our effective tax rate; liquidity constraints or our inability to access the capital markets when necessary; risks related to our long term indebtedness; fluctuations in foreign exchange rates; risks related to the failure of counterparties to perform on financial obligations; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; risks related to interruption or lack of redundancy in our information systems; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2011.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in more than 25 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Leading discount travel site Hotwire®, which offers opaque deals in nine countries on its eight sites in North America and Europe

•	Egencia®, the world’s fifth largest corporate travel management company

•	China’s second largest booking site eLong™

•	Leading agency hotel company Venere.com®

•	Destination services and activities provider Expedia Local Expert®; and

•	Luxury travel specialist Classic Vacations®

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2012 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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